Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with the Reporting Person (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $0.001 per share of Aureus Greenway Holdings Inc., a Nevada corporation whose principal executive offices is located at 2995 Remington Boulevard, Kissimmee, Florida 34744, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Remainder of this page has been intentionally left blank.]

SIGNATURE

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of July 30, 2025.

Stephen Ching Ping Cheung

By:	/s/ Stephen Ching Ping Cheung
Name:	Stephen Ching Ping Cheung
Title:	Director and Chairman of the Board of Directors of Aureus Greenway Holdings Inc.

Ace Champion Investments Limited

By:	/s/ Stephen Ching Ping Cheung
Name:	Stephen Ching Ping Cheung
Title:	Director of Ace Champion Investments Limited